EXHIBIT 23.01

Consent of KPMG LLP, Independent Auditors

The Board of Directors

Netopia, Inc.:

We consent to the use of our report dated November 5, 2002, with respect to the consolidated balance sheets of Netopia, Inc. and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, cash flows and related financial statement schedule for each of the years in the three-year period ended September 30, 2002, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

April 30, 2003